                                                                     Exhibit 5.1

                                                      [LOGO OF HARRIS BEACH LLP
                                                       ATTORNEYS AT LAW]

                                                      99 GARNSEY ROAD
                                                      PITTSFORD, NEW YORK 14534
                                                      (585) 419-8800

July 7, 2004

American Rock Salt Company LLC
3846 Retsof Road
Retsof, New York 14539

        Re:     American Rock Salt Company LLC
                Registration Statement on Form S-4
                $100,000,000 Aggregate Principal Amount of 9 1/2% Senior Secured Notes due 2014

Gentlemen:

        You have requested our opinion in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by American Rock Salt Company LLC (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the proposed offer (the "Exchange Offer") by the Company to exchange up to $100,000,000 aggregate principal amount of its 9 1/2% Senior Secured Notes (the "Exchange Notes") for up to $100,000,000 aggregate principal amount of the Company's outstanding 9 1/2% Senior Secured Notes (the "Outstanding Notes"). Capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Registration Statement.

        In connection with this opinion, we have examined the Registration Statement, the Articles of Organization of the Company, the Amended and Restated Operating Agreement of the Company, certificates of public officials and officers of the Company and such other documents and records as we have deemed necessary or appropriate for purposes of our opinion.

        Based on the foregoing, and subject to the qualifications and assumptions referred to herein, we are of the opinion that:

        a. The Company is a limited liability company validly existing and in good standing under the laws of the State of New York.

        b. The Exchange Notes have been duly authorized by the Company and, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable as to the Company in accordance with their terms, subject to (i) applicable bankruptcy, moratorium, insolvency, reorganization and similar laws

American Rock Salt Company LLC                         [LOGO OF HARRIS BEACH LLP
July 7, 2004                                           ATTORNEYS AT LAW]
Page 2

relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

        We have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the truth of all facts recited in all relevant documents.

        The opinions set forth above are limited to the laws of the state of New York and the federal laws of the United States.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.

                                     Very truly yours,

                                     Harris Beach LLP

                                     By:  /s/ Thomas E. Willett

                                          --------------------------------------
                                          Thomas E. Willett,
                                          Member of the Firm


Enc.